Exhibit 10.31

II-VI INCORPORATED

RESTRICTED SHARE AWARD AGREEMENT

THIS RESTRICTED SHARE AWARD AGREEMENT (this “Agreement”) is dated as of the Grant Date, as specified in the applicable Summary of Award (as defined below), by and between II-VI Incorporated, a Pennsylvania corporation (“II-VI”), and the Recipient, as specified in the applicable Summary of Award, who is a director, employee or consultant of II-VI or one of its subsidiaries (the “Recipient”).

Reference is made to the Summary of Award (the “Summary of Award”) issued to the Recipient with respect to the applicable Award, which may be found on the MorganStanley SmithBarney Benefit Access System at www.benefitaccess.com (or any successor system selected by II-VI) (the “Benefit Access System”). Reference further is made to the Summary Plan Description relating to the Plan (as defined below) which also may be found on the Benefit Access System.

All capitalized terms used herein, to the extent not defined, shall have the meanings set forth in the II-VI 2012 Omnibus Incentive Plan (as amended from time to time, the “Plan”), a copy of which can be found on the Benefit Access System, and/or the applicable Summary of Award. Terms of the Plan and the Summary of Award are incorporated herein by this reference. This Agreement shall constitute an Award Agreement as that term is defined in the Plan.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound hereby, the Recipient and II-VI agree as follows:

1. Share Award. II-VI hereby grants to Recipient an Award of the number of shares of common stock of II-VI (“II-VI Common Stock”), as specified in the applicable Summary of Award, subject to the terms, conditions and restrictions set forth in the this Agreement (the “Restricted Shares”).

2. Restrictions. Except as otherwise provided in this Agreement, the Restricted Shares shall vest and become transferable as follows: One hundred percent (100%) of the total number of Restricted Shares shall vest and become transferable on the third anniversary of the Grant Date. Restricted Shares that have not vested may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated. Restricted Shares that have not vested shall be subject to forfeiture as provided in Section 3 below. In the event of the termination of your employment with or service to the Company (as defined in Section 13 below) upon (i) normal or late retirement as those terms are defined in II-VI’s profit sharing plan, (ii) death or (iii) total and permanent disability as defined in Section 105(d)(4) of the Internal Revenue Code, any unvested Restricted Shares shall immediately vest and become transferable by Recipient or Recipient’s estate as the case may be; provided, however, the Committee may, in its sole discretion, determine that all or a portion of a Recipient’s unvested Restricted Shares shall also vest under such special circumstances as the Committee deems appropriate.

3. Change in Status. If a Recipient’s employment with or service to the Company terminates for any reason other than those described in Section 2 or if Recipient’s status changes to a position which II-VI deems to be ineligible for this Restricted Share Award, any Restricted Shares which had been granted to Recipient which have not yet become vested and transferable, as of the date of Recipient’s termination or upon Recipient’s commencing employment or service in a non–eligible position, shall be immediately forfeited by Recipient.

4. Change in Control. Upon a Change in Control of II-VI all unvested Restricted Shares shall immediately vest and become transferable.

5. Book Entry Account. Within a reasonable time after the Grant Date of this Award, II-VI shall instruct its transfer agent to establish a book entry account representing the Restricted Shares in Recipient’s name effective as of the Grant Date, provided that II-VI shall retain control of such account until the Restricted Shares have become vested in accordance with this Agreement.

6. Shareholder Rights. Upon the effective date of the book entry pursuant to Section 4 above, Recipient shall have all of the rights of a shareholder with respect to the Restricted Shares, including the right to vote such Restricted Shares and to receive all dividends or other distributions paid or made available with respect to such Restricted Shares. Notwithstanding the foregoing, any stock dividends or other in–kind dividends or distributions shall be held by II-VI until the related Restricted Shares have become vested in accordance with this Agreement and shall remain subject to the forfeiture provisions applicable to the Restricted Shares to which such dividends or distributions relate.

7. Nontransferability. Except as otherwise provided in the Plan, the Restricted Shares shall not be sold, pledged, assigned, hypothecated, transferred or disposed of (a “Transfer”) in any manner, other than by will or the laws of descent and distribution. Any attempt to Transfer the Restricted Shares in violation of this Section or the Plan shall render the Award null and void.

8. Adjustments. The number of Restricted Shares shall be adjusted to reflect any stock dividend, stock split, or combination of shares of II-VI Common Stock. In addition, the Committee may make or provide for such adjustment in the number of Restricted Shares, as the Committee in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of Recipient’s rights that otherwise would result from (a) any exchange of shares of II-VI Common Stock, recapitalization or other change in the capital structure of II-VI, (b) any Change in Control, merger, consolidation, spin–off, spin–out, split–off, split–up, reorganization, partial or complete liquidation or other distribution of assets (other than a normal cash dividend), issuance of rights or warrants to purchase securities, or (c) any other corporate transaction or event having an effect similar to any of the foregoing. Moreover, in the event of any such transaction or event, the Committee may provide in substitution for the Restricted Shares such alternative consideration as it may in good faith determine to be equitable under the circumstances and may require in connection therewith the surrender of the Restricted Shares so replaced.

9. Fractional Shares. II-VI shall not be required to issue any fractional shares pursuant to the Award, and II-VI may round fractions down.

10. Withholding. Recipient shall pay all applicable federal, state and local income and employment taxes (including taxes of any foreign jurisdiction) which II-VI is required to withhold at any time with respect to the Restricted Shares. Such payment shall be made in full, at Recipient’s election, in cash or check, or by the tender of previously acquired shares of II-VI Common Stock (including shares then vesting under this Agreement). Shares tendered as payment of required withholding shall be valued at the closing price per share of II-VI Common Stock on the date such withholding obligation arises.

11. Plan Provisions. In the event of any conflict between the provisions of this Agreement and the Plan, the Plan shall control.

12. No Continued Rights. The granting of the Award shall not give Recipient any rights to similar grants in future years or any right to continuance of employment or other service with II-VI or the Company, nor shall it interfere in any way with any right that the Company would otherwise have to terminate Recipient’s employment or other service at any time, the right of the Company to assign Recipient to a position that is ineligible for this Restricted Share Award, or the right of Recipient to terminate his or her services at any time.

13. Non-Competition; Non-Solicitation; Confidentiality.

(a) While the Recipient is employed by the Company and for a period of one (1) year after the termination or cessation of such employment for any reason (the “Restricted Period”), the Recipient will not directly or indirectly:

(i) engage in any business or enterprise (whether as owner, partner, officer, director, employee, consultant, investor, lender or otherwise, except as the holder of not more than 1% of the outstanding stock of a publicly-held company), that develops, manufactures, markets or sells any product or service that competes with any product or service developed, manufactured, marketed or sold or planned to be developed, manufactured, marketed or sold, by the Company while the Recipient was employed by the Company, within the United States of America and/or any other country within which the Company has customers or prospective customers.

(ii) (A) solicit for the purpose of selling or distributing any products or services that are the same or similar to those developed, manufactured, marketed or sold by the Company, (1) any customers of the Company, (2) any prospective customers from whom the Company has solicited business within the twelve (12) months prior to the Recipient’s termination or cessation of employment, or (3) any distributors, sales agents or other third-parties who sell to or refer potential customers in need of the types of products and services produced, marketed, licensed, sold or provided by the Company who have become known to Recipient as a result of his/her employment with the Company, or (B) induce or attempt to induce any vendor, supplier, licensee or other business relation of the Company to cease or restrict doing business with the Company, or in any way interfere with the relationship between any such vendor, supplier, licensee or business relation and the Company.

(iii) either alone or in association with others (A) solicit, or permit any organization directly or indirectly controlled by the Recipient to solicit, any employee of the Company to leave the employ of the Company, or (B) solicit for employment, hire or engage as an independent contractor, or permit any organization directly or indirectly controlled by the Recipient to solicit for employment, hire or engage as an independent contractor, any person who was employed by the Company at any time during the term of the Recipient’s employment with the Company; provided, that this clause (B) shall not apply to any individual whose employment with the Company has been terminated for a period of one year or longer.

(b) The Recipient and the Company agree that certain materials, including, but not limited to, information, data, technology and other materials relating to customers, programs, costs, marketing, investment, sales activities, promotion, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company constitute proprietary confidential information and trade secrets. Accordingly, the Recipient will not at any time during or after the Recipient’s employment with the Company disclose or use for the Recipient’s own benefit or purposes or the benefit or purposes of any other person, firm, partnership, joint venture, association, corporation or other business organization, entity or enterprise, other than the Company, any proprietary confidential information or trade secrets; provided that the foregoing shall not apply to information which is not unique to the Company or which is generally known to the industry or the public other than as a result of the Recipient’s breach of this covenant. The Recipient agrees that, upon termination of employment with the Company for any reason, the Recipient will immediately return to the Company all Company property including all memoranda, books, technical and/or lab notebooks, customer product and pricing data, papers, plans, information, letters and other data, and all copies thereof or therefrom, which in any way relate to the business of the Company, except that the Recipient may retain personal items. The Recipient further agrees that the Recipient will not retain or use for the Recipient’s account at any time any trade names, trademark or other proprietary business designation used or owned in connection with the business of the Company.

“Company” shall mean II-VI and/or any Subsidiary of II-VI that the Recipient is employed by or may become employed by or provide services to during the Recipient’s employment by II-VI or any such Subsidiary. The Restricted Period will be tolled during and for any period of time during which the Recipient is in violation of the restrictive covenants contained in this Section 13 and for any period of time which may be necessary to secure an order of court or injunction, either preliminary or permanent, to enforce such covenants, such that the cumulative time period during which the Recipient is in compliance with the restrictive covenants contained in Section 13 will not exceed the one (1) year period set forth above.

14. Remedies; Violation Clawback.

(a) II-VI and Recipient acknowledge and agree that that any violation by Recipient of any of the restrictive covenants contained in Section 11 would cause immediate, material and irreparable harm to II-VI and the Company which may not adequately be compensated by money damages and, therefore, II-VI and the Company shall be entitled to injunctive relief (including, without limitation, one or more preliminary injunctions and/or ex parte restraining orders) in addition to, and not in derogation of, any other remedies provided by law, in equity or otherwise for such a violation including, but not limited to, the right to have such covenants specifically enforced by any court of competent jurisdiction, the rights under Section 14(b) below, and the right to require Recipient to account for and pay over to II-VI or the Company all benefits derived or received by Recipient as a result of any such breach of covenant together with interest thereon, from the date of such initial violation until such sums are received by II-VI or the Company, as the case may be.

(b) In the event that the Recipient violates or breaches any of the covenants set forth in Section 13 of this Agreement, any unvested Restricted Shares shall be forfeited. II-VI shall also have the right, in its sole discretion, in addition to any other remedies or damages provided by law, in equity or otherwise, to demand and require the Recipient to (i) forfeit and transfer to the II-VI any or all of the Restricted Shares directly or beneficially owned by the Recipient; and (ii) to the extent that the Recipient sold or transferred any Restricted Shares, disgorge and/or repay to II-VI any profits or other economic value (as determined by II-VI) made or realized by the Recipient with respect to such Restricted Shares, including but not limited to the value of any gift thereof.

(c) The Recipient further agrees, as a condition to acceptance of these Restricted Shares, that these Restricted Shares, as well as any other incentive award previously granted to Recipient by II-VI, may be subject to recoupment by the Company under the provisions of any other forfeiture or clawback policy that has been or may be adopted by II-VI in the future, or as required by any applicable laws then in effect.

15. Recipient Acknowledgments. Recipient acknowledges and agrees that (i) as a result of Recipient’s previous, current and future employment with the Company, Recipient has had access to, will have access to and/or possesses or will possess confidential and proprietary information of the Company, (ii) the Company and its affiliates and subsidiaries are engaged in a highly competitive business and that the Company conducts such business Worldwide, (iii) this Agreement does not constitute a contract of employment, does not imply that the Company will continue the Recipient’s employment for any period of time and does not change the at-will nature of the Recipient’s employment, except as set forth in a separate written employment agreement between the Company and the Recipient, (iv) that the restrictive covenants set forth under Section 13 are necessary and reasonable in time and scope (including the period, geographic, product and service and other restrictions) to protect the legitimate business interests of the Company, (v) that the remedy, forfeiture and payment provisions contained in Section 14 are reasonable and necessary to protect the legitimate interests of II-VI and the Company, (vi) that acceptance of this Award and the Restricted Shares and agreement to be bound by the provisions hereof is not a condition of Recipient’s employment, and (vii) Recipient’s receipt of the benefits provided under this Agreement is adequate consideration for the enforcement of the provisions contained in Section 13 and Section 14 hereof.

16. Severability; Waiver. If any term, provision, covenant or restriction contained in the Agreement is held by a court or a federal regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in the Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. In particular, in the event that any of such provisions shall be adjudicated to exceed the time, geographic, product and service or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, product and service or other limitations permitted by applicable law. No delay or omission by II-VI or the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by II-VI or the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

17. Notice. II-VI may require any notice required or permitted under this Agreement to be transmitted, submitted or received, by II-VI or the Recipient, via the Benefit Access System in accordance with the procedures established by II-VI for such notice. Otherwise, except as otherwise set forth in this Agreement, any written notice required or permitted by this Agreement shall be mailed, certified mail (return receipt requested) or by overnight carrier, to II-VI at the following address:

II-VI Incorporated

Attention: Chief Financial Officer

375 Saxonburg Boulevard

Saxonburg, Pennsylvania 16056

or to Recipient at his most recent home address on record with II-VI or the Company. Notices are effective upon receipt.

18. Controlling Law. The validity, construction and effect of this Agreement will be determined in accordance with the internal laws of the Commonwealth of Pennsylvania without giving effect to the conflict of laws. Recipient and II-VI hereby irrevocably submit to the exclusive jurisdiction of the state and Federal courts located in the Commonwealth of Pennsylvania and consent to the jurisdiction of any such court, provided, however, that, notwithstanding anything to the contrary set forth above, II-VI or the Company may file an action to enforce the covenants contained in Section 13 by seeking injunctive or other equitable relief in any appropriate court having jurisdiction, including but not limited to where the Recipient resides or where the Recipient was employed by II-VI or the Company. Recipient and II-VI also both irrevocably waive, to the fullest extent permitted by applicable law, any objection either may now or hereafter have to the laying of venue of any such dispute brought or injunctive or equitable relief sought in such court or any defense of inconvenient forum for the maintenance of such dispute and consent to the personal jurisdiction of any such court. The Company shall be a third-party beneficiary of this Agreement.

19. Entire Agreement. This Agreement contains the entire understanding between the parties and supersedes any prior understanding and agreements between them representing the subject matter hereof with respect to the Award, and there are no other representations, agreements, arrangements or understandings, oral or written, between the parties relating to the Award which are not fully expressed herein. Notwithstanding anything to the contrary set forth in this Agreement, any restrictive covenants contained in this Agreement are independent, and are not intended to limit the enforceability, of any restrictive or other covenants contained in any other agreement between the Company and the Recipient.

20. Captions. Section and other headings contained in this Agreement are for reference purposes only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

21. Limitation of Actions. Any lawsuit commenced by the Recipient with respect to any matter arising out of or relating to this Agreement must be filed no later than one (1) year after the date that a denial of any claim hereunder is made or any earlier date that the claim otherwise accrues.

22. Section 409A. This Award is intended to be excepted from coverage under Section 409A of the Code and shall be interpreted and construed accordingly. II-VI in its discretion, and without the Recipient’s consent, may take any action it deems necessary, including amending the terms of the Award and this Agreement, to cause this Award to be excepted from 409A (or to comply therewith to the extent that II-VI determines it is not excepted). Notwithstanding, Recipient recognizes and acknowledges that Section 409A may impose upon the Recipient certain taxes or interest charges for which Recipient is and shall remain solely responsible.

23. Assignment. Recipient’s rights and obligations under this Agreement shall not be transferable by Recipient, by assignment or otherwise, and any purported assignment, transfer or delegation thereof by Recipient shall be void. Recipient’s rights and obligations under this Agreement shall not be transferable by Recipient, by assignment or otherwise, and any purported assignment, transfer or delegation thereof by Recipient shall be void. II-VI and the Company may assign/delegate all or any portion of this Agreement and its respective rights hereunder whereupon the Recipient shall continue to be bound hereby with respect to such assignee/delegatee, without prior notice to the Recipient and without providing any additional consent thereto.

24. Electronic Delivery. II-VI may, in its sole discretion, deliver any documents or correspondence related to this Agreement, the Restricted Shares, the Recipient’s participation in the Plan, or future awards that may be granted to the Recipient under the Plan, by electronic means. The Recipient hereby consents to receive such documents by electronic delivery and to Recipient’s participation in the Plan through an on-line or electronic system established and maintained by II-VI or another third party designated by II-VI, including but not limited to the Benefit Access System. Likewise, II-VI may require the Recipient to deliver or receive any documents or correspondence related to this Agreement by such electronic means.

25. Amendments. This Agreement may be amended or modified at any time by an instrument in writing signed by the parties hereto, or as otherwise provided under the Plan or this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Grant Date set forth above. Electronic acceptance of this Agreement by the Recipient pursuant to II-VI’s instructions to the Recipient (including through the Benefit Access System) shall constitute execution of this Agreement by the Recipient.

The Recipient agrees that his or her electronic acceptance of this Agreement via electronic means, including but not limited to via the Benefit Access System, shall constitute his or her signature and that he or she agrees to be bound by all of the terms and conditions of this Agreement.

II-VI INCORPORATED

By:	/s/ David G. Wagner
Name:	David G. Wagner
Title:	Vice President, Human Resources

PARTICIPANT

Electronic Acceptance via the Benefit Access System

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